Exhibit 5.1

OPINION OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

August 5, 2013

Mast Therapeutics, Inc.

12390 El Camino Real, Suite 150

San Diego, California, 92130

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Mast Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 10,556,050 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2013 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have assumed that (a) shares of Common Stock reserved for issuance under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan or any of the award agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained a certificate from an officer of the Company as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the award agreements provided for under the Plan, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus incorporated by reference to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Respectfully submitted,

By: /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

Sheppard, Mullin, Richter and Hampton LLP